Exhibit 10.1
AMENDMENT TO THE
ITRON, INC. EXECUTIVE DEFERRED COMPENSATION PLAN
As Amended and Restated Effective January 1, 2012

WHEREAS, Itron, Inc. (the "Employer") has adopted, and currently maintains, the Itron, Inc. Executive Deferred Compensation Plan (the "Plan"), pursuant to which a select group of management and highly compensated employees of the Company and its designated subsidiaries and affiliates may defer compensation and equity compensation awards; and

WHEREAS, the Compensation Committee of the Board of Directors of the Employer, pursuant to its authority under the Plan, has amended the Plan to provide a different matching contribution and has authorized the Company to document such amendment; and

WHEREAS, the Employer desires to document such amendment in terms of the Plan;

NOW, THEREFORE, the Plan is amended as follows, effective January 1, 2017:

Distributions

1.	Section 5.1 is amended to add the following sentence to the end of that Section:

"Effective January 1, 2017, an Employee-Participant's Account shall be credited with matching contributions in an amount equal to seventy-five percent (75%) of the first six percent (6%) of total Salary and Bonuses deferred under the Plan by such Participant during a payroll period to the extent that such deferred Salary and Bonus exceeds an amount equal to the annual limit under Section 401(a)(17) of the Code earned by the Employee-Participant in the applicable calendar year."

Except as amended above, the provisions of the Plan shall continue in full force and effect.

IN WITNESS WHEREOF, the Employer, by its duly authorized officer, has caused this Amendment to be executed as of the 14th day of September, 2016.

ITRON, INC.

By:	/s/ Michel Cadieux
Name:	Michel Cadieux
Title:	SVP of Human Resources